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                                  SCHEDULE 14A
                                 (RULE 14a-101)

                     INFORMATION REQUIRED IN PROXY STATEMENT

                            SCHEDULE 14A INFORMATION

           Proxy Statement Pursuant to Section 14(a) of the Securities
                     Exchange Act of 1934 (Amendment No. __)

Filed by the Registrant  [ ]

Filed by a Party other than the Registrant  [X]

Check the appropriate box:

[ ]  Preliminary Proxy Statement            [ ] Confidential, for Use of the
                                                Commission Only (as permitted by
                                                Section 14a-6(e)(2))
[ ]  Definitive Proxy Statement

[ ]  Definitive Additional Materials

[X]  Soliciting Material Under Rule 14a-12

                               IKOS SYSTEMS, INC.
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                (Name of Registrant as Specified in Its Charter)


                           MENTOR GRAPHICS CORPORATION
                               FRESNO CORPORATION
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    (Name of Person(s) Filing Proxy Statement, if other than the Registrant)


Payment of Filing Fee (Check the appropriate box):

[X]   No Fee Required.

[ ]   Fee computed on table below per Exchange Act Rules 14a-6(i) (4) and 0-11.

      (1)   Title of each class of securities to which transaction applies:

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      (2)   Aggregate number of securities to which transaction applies:

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      (3)   Per unit price or other underlying value of transaction computed pursuant to Exchange Act Rule 0-11 (set forth the amount on which the filing fee is calculated and state how it was determined):

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FOR IMMEDIATE RELEASE

           MENTOR GRAPHICS EXTENDS TENDER OFFER FOR IKOS SYSTEMS, INC.


WILSONVILLE, OR - February 26, 2002 - Mentor Graphics Corporation (Nasdaq: MENT) today announced that it has waived a condition in its tender offer relating to declines in market indexes and has extended the expiration of its $11.00 per share cash tender offer for all outstanding shares of the common stock of IKOS Systems, Inc. (Nasdaq: IKOS). The tender offer which was previously scheduled to expire at 12:00 Midnight, New York City time, on Friday, March 1, 2002 will now expire at 12:00 Midnight, New York City time, on Friday, March 8, 2002, unless further extended.

The condition that has been waived states that there shall not have occurred any decline in either the Dow Jones Industrial Average, the Standard & Poor's 500 Index or the Nasdaq National Market by an amount in excess of 10% measured from the close of business on December 7, 2001. Since February 6, 2002, the Nasdaq National Market has closed on several occasions at a level in excess of 10% below the level at the close of business on December 7, 2001. This condition, which is contained in Section 15(2)(c)(4) of Mentor Graphics' Offer to Purchase, is no longer a condition to Mentor Graphics' tender offer, although the remaining portions of the conditions have not been waived and continue as conditions to Mentor Graphics' acceptance of tenders pursuant to its tender offer.

As of the close of business on February 26, 2002, 461,103 shares of IKOS common stock had been validly tendered into the offer, which, together with the 841,600 shares already beneficially owned by Mentor, represents approximately 13.8% of IKOS' outstanding common stock (based upon 9,472,974 shares outstanding as of January 29, 2002). The shares tendered represent approximately 4.9% of the outstanding common stock.

As announced on December 7, 2001, Mentor Graphics offered to acquire IKOS Systems for $11.00 in cash per share of IKOS common stock. The offer represents a premium of 37% over the Nasdaq closing price of IKOS stock on December 6, 2001 and a premium of 49.5% over IKOS' closing price on June 29, 2001, the last trading day before IKOS announced its proposed acquisition by Synopsys, Inc. (Nasdaq: SNPS). Furthermore, the offer represents a premium of 87% over the average closing price of IKOS stock for the thirty trading days ended December 6, 2001. In addition, Mentor's offer is subject to fewer conditions than the Synopsys proposal and can be consummated months earlier than the Synopsys proposal. Mentor's offer is not subject to any financing condition.


IMPORTANT INFORMATION

Investors and security holders are urged to read any proxy statement regarding the proposed business combination described herein, a preliminary copy of which was filed on February 22, 2002 with the Securities and Exchange Commission. Investors and security holders may obtain a free copy of the tender offer statement, each such proxy statement (when it is available) and other documents filed by Mentor Graphics with the Commission at the Commission's web site at www.sec.gov. The tender offer statement, each such proxy statement (when it is available) and these other documents may also be obtained for free from Mentor Graphics by directing a request to Ryerson Schwark, Mentor Graphics' Director of Public and Investor Relations, at (503) 685-1660.

Detailed information regarding the names, affiliations and interests of individuals who may be deemed participants in the solicitation of proxies of IKOS stockholders of IKOS by Mentor Graphics is available in a Schedule 14A filed by Mentor Graphics with the Commission pursuant to Rule 14a-12 on February 5, 2002. Investors and security holders may obtain a free copy of the Schedule 14A at the Commission's web site at www.sec.gov.


ABOUT MENTOR GRAPHICS

Mentor Graphics Corporation (Nasdaq: MENT) is a world leader in electronic hardware and software design solutions, providing products, consulting services and award-winning support for the world's most successful electronics and semiconductor companies. Established in 1981, Mentor Graphics reported revenues over the last 12 months of more than $600 million and employs approximately 3,000 people worldwide. Corporate headquarters are located at 8005 S.W. Boeckman Road, Wilsonville, Oregon 97070-7777; Silicon Valley headquarters are located at 1001 Ridder Park Drive, San Jose, California 95131-2314. World Wide Web site: www.mentor.com.